EXHIBIT 99.1

For Immediate Release

Investor Contact: Dave Staples Executive Vice President & CFO (616) 878-8319	Media Contact: Jeanne Norcross Director Corporate Communications (616) 878-2830

Spartan Stores Reports Fiscal 2004 Third-Quarter Financial Results
Improving Financial Trend Continues;
Retail Comparable Store Sales Increase 5.7 percent

GRAND RAPIDS, MICHIGAN--February 4, 2004--Spartan Stores, Inc., (Nasdaq: SPTN) today reported financial results for its fiscal 2004 third quarter ending January 3, 2004.

Third-quarter consolidated net sales increased 5.1 percent to $644.1 million from $612.9 million in the corresponding period last year. Consolidated net sales improved for the third consecutive quarter due to higher sales in both its retail and distribution business segments. Retail comparable store sales increased 5.7 percent for the quarter, representing the third consecutive quarter of comparable store sales growth. Third-quarter grocery distribution net sales also increased 4.5 percent.

"Achieving another quarter of solid comparable store sales growth demonstrates that our retail marketing and merchandising programs are gaining traction," said Spartan Stores' Chairman, President and Chief Executive Officer, Craig C. Sturken. "Consumers in our markets are beginning to recognize a difference in our retail store operations because of an improved product mix and better values on the products they desire most. Our change to a consumer-centric retail marketing strategy is producing the positive result that we were anticipating. We are also making gains in our distribution segment as a consequence of more proactive marketing, service improvements, and a strong desire to partner with independent customers to help them become stronger retail competitors."

Third-quarter operating earnings were $6.1 million compared to an operating loss of $48.2 million in same period last year, which included a $47.4 million pre-tax charge for asset impairment and exit costs. The operating earnings improved due to better operating expense leverage from cost control initiatives coupled with higher sales and improved gross margins in the retail supermarkets. Excluding the fiscal 2003 asset impairment and exit cost charge, operating expenses declined to 17.1 percent of sales compared to 18.1 percent for the third quarter last year.

The third-quarter operating earnings were negatively affected by a non-cash charge of $8.8 million ($5.7 million after-tax) to write-off unamortized fees associated with the Company's debt refinancing, which led to a net loss of $4.1 million, or $(0.20) per diluted share, compared with a net loss of $57.1 million, or $(2.87) per diluted share, in fiscal 2003's third quarter. Fiscal 2003's third quarter included the previously mentioned asset impairment and exit cost charge.

Third-quarter Retail operating losses declined significantly to $1.3 million from a $53.3 million loss in the third quarter last year. The improvement was due to better operational execution and the asset impairment and exit cost charge recorded in the prior year period. Grocery Distribution operating earnings increased 47.0 percent during the quarter to $7.4 million from $5.1 million in last year's third quarter. Distribution operating profit improvements were due primarily to better fixed cost leverage on higher sales volumes.

Mr. Sturken continued, "We are pleased with the positive sales momentum generated from our marketing, merchandising and operational improvements. Sales growth and operating cost reductions remain a top priority and we are pleased to be making significant progress on each of these objectives."

For the 40-weeks ending January 3, 2004, the Company reported a 3.9 percent increase in consolidated net sales to $1,598.1 million compared with $1,537.7 million in last year's 40-week period. Operating earnings for the period were $12.5 million compared to an operating loss of $31.9 million in the corresponding period last year. Net loss from continuing operations for the 40-week period, which includes the previously mentioned $5.7 million after-tax charge to write-off unamortized financing fees, narrowed to $4.4 million, or $(0.22) per diluted share, compared with a net loss from continuing operations of $28.6 million, or $(1.44) per diluted share, in the same period last year. Fiscal 2003's 40-week period includes the previously mentioned charge for asset impairment and exit costs, which was $31.2 million on an after-tax basis.

On December 23, 2003, the Company completed its debt refinancing and entered into a new four-year, asset-based financing agreement that provides credit facilities totaling $185 million. Proceeds were used to repay the outstanding balance on the Company's previous credit facility and for other corporate purposes.

Total long-term debt, including current maturities, declined 34.0 percent to $145.4 million as of January 3, 2004 from $220.4 million at the end of fiscal 2003. The Company's investment in working capital declined 43.9 percent to $48.9 million at January 3, 2004 from $87.2 million at March 29, 2003. The lower working capital investment was due primarily to the Company's asset divestiture initiatives and its continued effort to more efficiently manage operating assets.

"We improved our financial performance for the third consecutive quarter despite intense competitive market conditions and the diversion of considerable executive resources toward our refinancing efforts," added Mr. Sturken. "With the refinancing issue behind us and the recent divestiture of our last remaining non-core operation, we are directing all of our attention toward achieving sustainable sales and profit growth. As we continue to implement more cohesive, consumer-based marketing and merchandising programs and realize the full effect of previous cost cutting initiatives, we expect further improvement in our financial performance."

A telephone conference call to discuss the Company's third-quarter results is scheduled for 9:00 a.m. Eastern Time, Thursday, February 5, 2004. A live webcast of this conference call will be available on the Company's website, www.spartanstores.com. Simply click on "Investor Information" and follow the links to the live webcast. The webcast will remain available for replay on the Company's website for approximately ten days.

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation's eighth largest grocery distributor with warehouse facilities in Grand Rapids and Plymouth, Michigan. The Company distributes more than 40,000 private-label and national brand products to 330 independent grocery stores in Michigan. Spartan Stores also owns and operates 54 retail supermarkets and 21 deep-discount drug stores in Michigan and Ohio, including Ashcraft's Markets, Family Fare Supermarkets, Glen's Markets, Great Day Food Centers, Prevo's Family Markets and The Pharm.

This press release contains forward-looking statements about Spartan Stores' plans, strategies, objectives, goals, or expectations. These forward-looking statements are identifiable by words or phrases indicating that Spartan Stores or its management "expects," "anticipates," "projects," "plans," "believes," "estimates," "intends," or is "optimistic" or "confident", that a particular occurrence "will," "may," "could," "should," or "will likely" occur or that a particular event "will," "may," "should," "could" "is contingent upon," "is expected to" or "will likely" occur in the future or that there is a "trend" or "momentum" or "indications" toward, or "on track" toward a particular result or occurrence or similarly stated expectations. Accounting estimates, including but not limited to asset impairment charges, exit cost accruals and insurance loss reserves, are inherently forward-looking statements. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. Our ability to strengthen our retail store performance; improve sales growth; increase gross margin; reduce operating cost structures; improve financial and operational performance; satisfy contractual requirements and conditions; sell assets that are held for sale on favorable terms; continue improving trends; continue to meet the requirements of our debt covenants; and implement the other programs, plans, strategies, objectives, goals or expectations described in this press release will be affected by, among other factors, changes in economic conditions generally or in the markets and geographic areas that we serve and adverse effects of the changing food and distribution industries; sales declines; loss of customers or suppliers; changes in the interest rate environment; and labor shortages or stoppages. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in Spartan Stores' reports and filings with the Securities and Exchange Commission. Spartan Stores undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

SPARTAN STORES, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 3, 2004	(16 weeks) Jan. 4, 2003	(40 weeks) Jan. 3, 2004	(40 weeks) Jan. 4, 2003

Net sales	$644,119	$612,909	$1,598,059	$1,537,697
Cost of goods sold	527,916	503,080	1,302,905	1,250,224
Gross margin	116,203	109,829	295,154	287,473

Operating expenses
Selling, general and administrative	102,231	102,331	262,607	251,092
Provision for asset impairment and exit costs	-	47,401		47,401
Depreciation and amortization	7,873	8,307	20,068	20,904
Total operating expenses	110,104	158,039	282,675	319,397

Operating earnings (loss)	6,099	(48,210)	12,479	(31,924)

Non-operating expense (income)
Interest expense	3,749	5,082	10,990	12,129
Debt extinguishment	8,798	-	8,798	-
Interest income	(156)	(176)	(503)	(531)
Other (gains) losses, net	(36)	422	3	(7)
Total non-operating expense, net	12,355	5,328	19,288	11,591

Loss before income taxes and discontinued operations and cumulative effect of a change in accounting principle	(6,256)	(53,538)	(6,809)	(43,515)
Income taxes	(2,187)	(18,518)	(2,380)	(14,912)

Loss from continuing operations	(4,069)	(35,020)	(4,429)	(28,603)

Loss from discontinued operations, net of tax	(8)	(22,055)	(3,993)	(37,434)

Cumulative effect of change in accounting principle, net of taxes	-	-	-	(35,377)

Net loss	$(4,077)	$(57,075)	$(8,422)	$(101,414)

Basic and diluted loss per share:
Loss from continuing operations	$(0.20)	$(1.76)	$(0.22)	$(1.44)
Loss from discontinued operations	-	(1.11)	(0.20)	(1.88)
Cumulative effect of a change in accounting principle	-	-	-	(1.78)
Net loss	$(0.20)	$(2.87)	$(0.42)	$(5.10)

Weighted average number of shares outstanding:
Basic and Diluted	20,053	19,916	19,999	19,865

SPARTAN STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Jan. 3, 2004	March 29, 2003
ASSETS
Current assets
Cash and cash equivalents	$19,083	$23,306
Marketable securities	1,656	1,705
Accounts receivable, net	46,900	70,747
Inventories	101,917	138,095
Other current assets	15,916	26,603
Property and equipment held for sale	6,797	54,684
Total current assets	192,269	315,140
Other assets
Goodwill, net	68,700	68,743
Deferred taxes on income	27,196	25,566
Other	17,696	26,785
Total other assets	113,592	121,094
Property and equipment, net	109,946	120,072
Total assets	$415,807	$556,306

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$80,777	$112,181
Accrued payroll and benefits	21,870	28,533
Insurance reserves	14,625	14,783
Accrued taxes	9,918	16,735
Other accrued expenses	11,944	19,150
Current maturities of long-term debt	4,238	36,594
Total current liabilities	143,372	227,976

Other long-term liabilities	29,688	34,881

Long-term debt	141,147	183,817

Shareholders' equity
Common stock, voting, no par value; 50,000 shares authorized; 20,053 and 19,999 shares outstanding	116,476	116,388
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	--	--
Accumulated other comprehensive loss	(2,514)	(2,816)
Accumulated deficit	(12,362)	(3,940)

Total shareholders' equity	101,600	109,632

Total liabilities and shareholders' equity	$415,807	$556,306

SPARTAN STORES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(Unaudited)

	Third Quarter Ended		Year-to-Date
	(16 weeks) Jan. 3, 2004	(16 weeks) Jan. 4, 2003	(40 weeks) Jan. 3, 2004	(40 weeks) Jan. 4, 2003
Retail Segment:

Net sales	$281,871	$266,172	$724,646	$691,803
Operating loss	$(1,343)	$(53,273)	$(83)	$(44,441)

Grocery Distribution Segment:

Net sales	$362,248	$346,737	$873,413	$845,894
Operating earnings	$7,442	$5,063	$12,562	$12,517